Exhibit 99.1

MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 7, 2011		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc.

Announces Third Quarter 2011 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 and other recent highlights:

•                  Third quarter net income per common share of $0.23 and Core Earnings (as defined below) per common share of $0.24.

•                  On October 31, 2011, MFA paid its third quarter 2011 dividend of $0.25 per share of common stock to stockholders of record as of October 11, 2011.

•                  Book value per common share was $7.16 at the end of the third quarter versus $7.48 at June 30, 2011 due primarily to price weakness within the Non-Agency MBS sector.

•                  MFA anticipates that its REIT taxable income will surpass Core Earnings in 2011, primarily due to the fact that for Non-Agency MBS acquired at a discount, Core Earnings are reduced by credit reserves for estimated future losses while taxable income is reduced by realized losses only when they actually occur.  MFA typically distributes annually approximately 100% of its REIT taxable income (as a REIT, MFA is required to distribute annually at least 90% of its REIT taxable income).  Consequently, our dividends may exceed Core Earnings.

For the third quarter ended September 30, 2011, MFA generated net income allocable to common stockholders of $81.2 million, or $0.23 per share of common stock.  Core Earnings for the third quarter were $84.7 million, or $0.24 per share of common stock.  “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding $4.2 million of gains on sale of MBS, $4.0 million of other-than-temporary impairment charges, $3.0 million of unrealized net losses on Linked Transactions and includes an adjustment of $0.6 million to increase interest income following the de-linking of certain Non-Agency MBS previously reported as Linked Transactions for GAAP.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through appropriately leveraged investments in both Agency and Non-Agency residential MBS.  Our Agency portfolio had an average amortized cost basis of 102.6% of par as of September 30, 2011 and generated a 3.37% yield in the third quarter.  Our Non-Agency portfolio had an average amortized cost of 73.2% of par as of September 30, 2011 and generated a loss-adjusted yield of 7.29% in the third quarter (Non-Agency average cost and loss-adjusted yield are adjusted for the impact of MBS Linked Transactions).  In the third quarter, we continued to selectively find value in the Agency hybrid MBS market.  In addition, we continued to implement our strategy of identifying and acquiring Non-Agency MBS with what we consider to be superior loss-adjusted yields at prices well below par.  Our goal remains to continue positioning MFA to generate double-digit returns on equity over time.”

William Gorin, MFA’s President, added, “In the third quarter, the Non-Agency MBS market, like other credit-sensitive markets, became less liquid.  While this made prices more volatile, it has given longer-term investors such as MFA the opportunity to acquire assets with attractive long-term cash flows.  Due to underlying borrower characteristics and structural features, our Non-Agency portfolio was less impacted by price movements, declining an average of 2.4 points.  We believe that the factors that impacted Non-Agency MBS prices were continued negative housing market news, concerns about the sovereign debt exposure of the European banking system and overall weak economic data.  While housing fundamentals remain weak, we believe that we have appropriately factored this into our cash flow projections and credit reserve estimates.  We continue to find Non-Agency MBS attractive at discount prices, as we believe the value of these assets will be positively impacted over time as the existing private label MBS universe continues to decline in size due to prepayments, defaults and limited issuance.”

MFA’s $4.146 billion fair market value of Non-Agency MBS had a face amount of $5.659 billion, an amortized cost of $4.141 billion and a net purchase discount of $1.518 billion (all amounts adjusted for the impact of MBS Linked Transactions) at September 30, 2011. This discount consists of a $1.254 billion credit reserve and other-than-temporary impairments and a $264.8 million net accretable discount. In addition, at September 30, 2011, these Non-Agency MBS had 5.7% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).  This structured credit enhancement, along with the purchase discount, mitigates MFA’s risk of loss on these investments.  Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS will generally increase if the prepayment rates on these securities trend up.

During the third quarter of 2011, MFA’s interest-earning asset portfolio net yield was 4.53%, its cost of funds was 1.70%, and the spread was 2.83% (adjusted for the impact of MBS Linked Transactions, the net yield was 4.60%, the cost of funds was 1.70% and the spread was 2.90%).  The weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying Linked Transactions) was 17.8% CPR during the third quarter of 2011 (19.2% CPR for Agency MBS and 14.5% CPR for Non-Agency MBS).  As of September 30, 2011, under its swap agreements, MFA had a weighted average fixed pay rate of interest of 2.85% and a floating receive rate of 0.25% on notional balances totaling $3.504 billion, with an average maturity of 24 months.  For the three months ended September 30, 2011, MFA’s costs for compensation and benefits and other general and administrative expenses were $8.5 million or 1.29% on an annualized basis of September 30, 2011 Stockholders’ Equity.

The following table presents MFA’s asset allocation as of September 30, 2011 and the third quarter 2011 yield, cost of funds and spread for the various asset types.

Table 1

ASSET ALLOCATION (1)

At September 30, 2011	Agency MBS	Non-Agency MBS (2)	Cash (3)	Other, net (4)	Total
($ in Thousands)
Amortized Cost	$7,311,172	$4,140,877	(7)	$443,524	$(28,800)	$11,866,773

Market Value	$7,519,002	$4,145,679	$443,524	$(28,800)	$12,079,405
Less Payable for Unsettled MBS Purchases	(134,493)	—	(134,493)
Less Repurchase Agreement Borrowings	(6,415,512)	(1,795,111)	—	—	(8,210,623)
Less Securitized Debt	—	(958,406)	—	—	(958,406)
Equity Allocated	$968,997	$1,392,162	$443,524	$(28,800)	$2,775,883
Less Swaps at Market Value	—	—	—	(134,659)	(134,659)
Net Equity Allocated	$968,997	$1,392,162	$443,524	$(163,459)	$2,641,224

Debt/Net Equity Ratio (5)	6.76	x	1.98	x	—	—	3.52	x
For the Quarter Ended September 30, 2011
Yield on Assets	3.37%	7.29	%(7)	0.02%	4.60%
Less Cost of Funds	1.74	(6)	1.61	(6)	—	1.70
Spread	1.63%	5.68%	0.02%	2.90%

(1)       Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a Non-GAAP basis.  See the accompanying Reconciliation of Non-GAAP Financial Measures.

(2)       Includes Non-Agency MBS and repurchase agreements underlying Linked Transactions.  The purchase of Non-Agency MBS and repurchase borrowing of the MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and reported net as “Linked Transactions” on MFA’s consolidated balance sheets.

(3)       Includes cash, cash equivalents and restricted cash.

(4)       Includes interest receivable, real estate held-for-sale, goodwill, prepaid and other assets, interest payable, derivative hedging instruments at fair value, dividends payable and accrued expenses and other liabilities.

(5)       Represents borrowings under repurchase agreements, securitized debt, and payable for unsettled MBS purchases as a multiple of net equity allocated.

(6)       Includes effect of Swaps.

(7)       Includes yield adjustment for de-linked Non-Agency MBS.

At September 30, 2011, MFA’s $11.665 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset, is presented below:

Table 2

	Agency MBS		Non-Agency MBS (1)		Total
		Average		Average		Average
($ in Thousands)	Market Value	MTR (2)	Market Value	MTR (2)	Market Value	MTR (2)
Time to Reset:
< 2 years (3)	$1,836,102	8	$2,121,740	6	$3,957,842	7
2-5 years	2,981,827	42	547,476	44	3,529,303	42
> 5 years	956,730	70	353,673	64	1,310,403	69
ARM-MBS Total	$5,774,659	36	$3,022,889	19	$8,797,548	30
15-year fixed	$1,744,343		$—		$1,744,343
30-year fixed	—		1,116,310		1,116,310
40-year fixed	—		6,480		6,480
Fixed-Rate Total	$1,744,343		$1,122,790		$2,867,133
MBS Total	$7,519,002		$4,145,679		$11,664,681

(1)  Information presented based on data available at time of loan origination.

(2)  MTR, or months to reset, is the number of months remaining before the coupon interest rate resets.  At reset, the MBS coupon will adjust based upon the underlying mortgage benchmark interest rate index, margin and periodic and/or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(3)  Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

MFA plans to hold a conference call on Monday, November 7, 2011, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2011 financial results.  The number to dial in order to listen to the conference call is (800) 230-1766 in the U.S. and Canada.  International callers must dial (612) 288-0340.  A replay of the call will be available through Monday, November 14, 2011, and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 223913.  Live audio of the conference call will also be accessible over the internet at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, over the Thomson Reuters Investor Distribution Network at http://www.earnings.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.  An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.  These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking:  changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940 (the “1940 Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (the “SEC”) relating to interpretive issues under the 1940 Act with respect to the status under such statute of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy.  These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes.  All forward-looking statements are based on beliefs, assumptions and expectations of our future performance, taking into account all information currently available.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In Thousands, Except Per Share Amounts)	2011	2010
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,892,716 and $5,519,879 pledged as collateral, respectively)	$7,519,002	$5,980,623
Non-Agency MBS, at fair value ($1,069,870 and $867,655 pledged as collateral, respectively)	1,431,102	1,372,383
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,458,208	705,704
Cash and cash equivalents	421,026	345,243
Restricted cash	22,498	41,927
MBS linked transactions, net (“Linked Transactions”), at fair value	64,494	179,915
Interest receivable	44,340	38,215
Derivative hedging instruments, at fair value	81	—
Real estate held-for-sale as of September 30, 2011, net	10,651	10,732
Goodwill	7,189	7,189
Prepaid and other assets	16,172	5,476
Total Assets	$11,994,763	$8,687,407

Liabilities:
Repurchase agreements	$8,017,663	$5,992,269
Securitized debt	958,406	220,933
Accrued interest payable	7,478	8,007
Derivative hedging instruments, at fair value	134,712	139,142
Dividends and dividend equivalents rights payable	90,200	67,040
Accrued expenses and other liabilities	145,080	9,569
Total Liabilities	$9,353,539	$6,436,960

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 895,000 and 370,000 shares authorized; 355,591 and 280,481 issued and outstanding, respectively	3,556	2,805
Additional paid-in capital, in excess of par	2,792,491	2,184,493
Accumulated deficit	(214,785)	(191,569)
Accumulated other comprehensive income	59,924	254,680
Total Stockholders’ Equity	$2,641,224	$2,250,447
Total Liabilities and Stockholders’ Equity	$11,994,763	$8,687,407

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands, Except Per Share Amounts)	2011	2010	2011	2010
	(Unaudited)
Interest Income:
Agency MBS	$59,957	$60,390	$186,114	$193,598
Non-Agency MBS	24,379	36,906	76,098	99,857
Non-Agency MBS transferred to consolidated VIEs	46,405	—	110,435	—
Cash and cash equivalent investments	25	121	106	286
Interest Income	130,766	97,417	372,753	293,741

Interest Expense:
Repurchase agreements	34,924	35,464	102,513	109,656
Securitized debt	3,828	—	8,087	—
Total Interest Expense	38,752	35,464	110,600	109,656

Net Interest Income	92,014	61,953	262,153	184,085

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	(14,913)	—	(15,550)	(184)
Portion of loss recognized in/(reclassified from) other comprehensive income	10,922	—	9,167	(5,228)
Net Impairment Losses Recognized in Earnings	(3,991)	—	(6,383)	(5,412)

Other Income, Net:
Unrealized net gains and net interest income from Linked Transactions	733	21,307	9,970	41,304
Gains on sale of MBS net	4,196	—	4,196	33,739
Revenue from operations of real estate held-for-sale	390	369	1,146	1,100
Loss on termination of repurchase agreements	—	—	—	(26,815)
Other, net	(898)	—	(886)	—
Other Income, Net	4,421	21,676	14,426	49,328

Operating and Other Expense:
Compensation and benefits	5,477	4,106	15,591	12,527
Other general and administrative expense	3,031	2,003	7,981	5,995
Real estate held-for-sale operating expense, mortgage interest and prepayment penalty	237	306	774	1,298
Operating and Other Expense	8,745	6,415	24,346	19,820

Net Income	83,699	77,214	245,850	208,181
Less: Preferred Stock Dividends	2,040	2,040	6,120	6,120
Net Income Available to Common Stock and Participating Securities	$81,659	$75,174	$239,730	$202,061

Earnings per Common Share - Basic and Diluted	$0.23	$0.27	$0.71	$0.72

Dividends Declared per share of Common Stock	$0.25	$0.19	$0.74	$0.43

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS, and returns on such assets for the three months ended September 30, 2011, which constitute Non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  MFA’s management believes that these Non-GAAP financial measures presented in this press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any Non-GAAP financial measures should be made in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months ended September 30, 2011, are not measures of performance in accordance with GAAP, as they exclude gains on the sale of MBS, impairment losses recognized through earnings and net unrealized losses on MBS underlying our Linked Transactions as such items are difficult to predict.  In addition, following the “de-linking” of certain Non-Agency MBS that were previously reported as Linked Transactions under GAAP, Core Earnings includes an adjustment to reflect the interest income recognized on the underlying de-linked Non-Agency MBS on the same basis with that used prior to de-linking.  Accordingly, the adjustment is consistent with the way management views the performance of these underlying Non-Agency MBS (i.e., as if never linked), which differs from GAAP accounting.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their Non-GAAP measures for the three months ended September 30, 2011 is set forth below:

Table 3

	Three Months Ended
	September 30, 2011
(In Thousands, Except Per Share Amounts)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$81,659
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(446)
GAAP Net Income Allocable to Common Stockholders	$81,213	$0.23
Non-GAAP Adjustments:
Impairment Losses Recognized in Earnings	$3,991
Net Unrealized Losses on Linked Transactions	3,034
Yield Adjustment for De-Linked MBS	620
Gain on Sale of MBS	(4,196)
Total Adjustments to Arrive at Core Earnings	$3,449	$0.01
Core Earnings	$84,662	$0.24
Weighted Average Common Shares Outstanding - Basic	355,510
Weighted Average Common Shares Outstanding - Diluted	355,964

As noted above, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months ended September 30, 2011.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-

Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these Non-GAAP financial measures assist investors in analyzing the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these Non-GAAP financial measures do not take into account the effect of net unrealized losses on Linked Transactions, impairment charges, gains on sale of MBS and revisions to the yield used for income recognition for the underlying Non-Agency MBS subsequent to de-linking, which are reflected in GAAP earnings.

Information pertaining to MFA’s Non-Agency MBS that are a component of Linked Transactions are reconciled below as of and for the three months ended September 30, 2011 with the most directly comparable financial measure calculated in accordance with GAAP, as follows:

Table 4

			Adjustments for the
			Impact of
	GAAP Based		MBS Linked		Non-GAAP
(Dollars in Thousands)	Information		Transactions		Presentation
At September 30, 2011:
Repurchase Agreement Borrowings	$8,017,663		$192,960	(1)	$8,210,623
Securitized Debt	958,406		—		958,406
Payable for Unsettled MBS Purchases	134,493		—		134,493
Total Borrowings (Debt)	$9,110,562		$192,960	(1)	$9,303,522
Stockholders’ Equity	$2,641,224		$1,916		$2,643,140
Debt-to-Equity (Debt/Stockholders’ Equity)	3.4	x			3.5	x

For the Three Months Ended September 30, 2011:
Average Interest Earning Assets	$11,559,025		$265,259	(2)	$11,824,284
Interest Income	$130,766		$5,251		$136,017
Yield on Interest Earning Assets	4.53%		7.92%		4.60%

Average Total Borrowings	$9,034,044		$219,270	(1)	$9,253,314
Interest Expense	$38,752		$864		$39,616
Cost of Funds	1.70%		1.56%		1.70%

Net Interest Rate Spread	2.83%		6.36%		2.90%

(1)  Represents borrowings under repurchase agreements underlying Linked Transactions.

(2)  Reflects adjustments for the impact of MBS Linked Transactions.

The table below reconciles MFA’s Non-Agency MBS and related repurchase agreement borrowings and securitized debt on a GAAP basis to reflect on a combined basis its Non-Agency MBS and related repurchase agreements underlying its Linked Transactions, which is a Non-GAAP financial measure.  Based on this Non-GAAP presentation, MFA has also presented certain resulting performance measures (reflected in the table below) on a Non-GAAP basis.

Table 5

			Adjustments for the
			Impact of MBS
	GAAP Based		Linked		Non-GAAP
(Dollars in Thousands)	Information (1)		Transactions (2)		Presentation
At September 30, 2011:
Amortized Cost of Non-Agency MBS	$3,902,557		$238,320	(6)	$4,140,877	(6)
Fair Value of Non-Agency MBS	$3,889,310		$256,369		$4,145,679
Face/Par Value of Non-Agency MBS	$5,337,509		$321,778		$5,659,287
Purchase (Discount) Designated as Credit Reserve and OTTI	$(1,196,401	)(3)	$(57,224)		$(1,253,625	)(4)
Purchase (Discount) Designated as Accretable, net	(238,551)		(26,234	)(6)	(264,785	)(6)
Total Purchase (Discount) of Non-Agency MBS	$(1,434,952	)(3)	$(83,458)		$(1,518,410	)(4)

Non-Agency Repurchase Agreements and Securitized Debt	$2,560,557		$192,960		$2,753,517

For the Three Months Ended September 30, 2011:
Non-Agency MBS Average Amortized Cost	$3,904,218		$265,259		$4,169,477
Non-Agency Average Total Borrowings	$2,617,546		$219,270		$2,836,816
Coupon Interest on Non-Agency MBS	$60,038		$4,588		$64,626
Effective Yield Adjustment (5)	10,746		663		11,409
Interest Income on Non-Agency MBS	$70,784		$5,251		$76,035

Interest Expense on Non-Agency Total Borrowings	$10,624		$864		$11,488
Net Asset Yield on Non-Agency MBS	7.25%		7.92%		7.29%
Non-Agency Cost of Funds	1.61		1.56		1.61
Non-Agency Spread	5.64%		6.36%		5.68%

(1)	Includes Non-Agency MBS transferred to consolidated VIEs.
(2)	Adjustment to reflect Non-Agency MBS underlying Linked Transactions, borrowings under repurchase agreements underlying Linked Transactions and yield adjustments for de-linked Non-Agency MBS.
(3)	Amounts disclosed reflect purchase discount designated as credit reserve of $1.146 billion and OTTI of $50.7 million.
(4)	Amounts disclosed reflect purchase discount designated as credit reserve of $1.203 billion and OTTI of $50.7 million.
(5)

The effective yield adjustment on Non-Agency MBS is the difference between net income calculated using the net yield, which is based on management’s estimates of future cash flows for Non-Agency MBS, and the current coupon yield.

(6)	Includes adjustment of $22.6 million related to yield adjustments for de-linked Non-Agency MBS.